Exhibit 99

NEWS

CONTACT: Felicia Farrar McLemore
(301) 380-2702
felicia.mclemore@marriott.com

MARRIOTT INTERNATIONAL REPORTS FOURTH QUARTER 2016 RESULTS

HIGHLIGHTS

•
Fourth quarter reported diluted EPS totaled $0.62, a 19 percent decrease over prior year results. Fourth quarter adjusted diluted EPS totaled $0.85, a 20 percent increase over fourth quarter 2015 combined results. Adjusted 2016 fourth quarter results exclude merger-related costs. Combined 2015 fourth quarter results assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015;

•	North American comparable systemwide constant dollar RevPAR rose 1.1 percent in the 2016 fourth quarter, while worldwide comparable systemwide constant dollar RevPAR rose 0.8 percent;

•
During the twelve months ended December 31, 2016, Marriott and Starwood together added more than 68,000 rooms, including roughly 11,000 rooms converted from competitor brands and approximately 31,000 rooms in international markets;

•	At year-end, Marriott’s worldwide development pipeline increased to more than 420,000 rooms, including nearly 34,000 rooms approved, but not yet subject to signed contracts;

•
Fourth quarter reported net income totaled $244 million, a 21 percent increase over prior year results. Fourth quarter adjusted net income totaled $334 million, a 15 percent increase over prior year combined results;

•	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $756 million in the quarter, an 11 percent increase over fourth quarter 2015 combined adjusted EBITDA;

•	For full year 2016, Marriott repurchased 8.0 million shares of the company’s common stock for $573 million, including 4.3 million shares for $348 million in the fourth quarter.

BETHESDA, MD - February 15, 2017 - Marriott International, Inc. (NASDAQ: MAR) today reported fourth quarter 2016 results.

On September 23, 2016, Marriott completed its acquisition of Starwood Hotels & Resorts Worldwide (Starwood). The discussion in the first section below reflects reported results for the fourth quarter in accordance with US generally accepted accounting principles (GAAP). To further assist investors, the company is also providing (a) adjusted results that exclude merger-related costs; and (b) combined financials and selected performance information for full year 2016, the 2015 fourth quarter and full year 2015, that assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015, but use the estimated fair value of assets and liabilities as of the actual closing date of the acquisition. Combined results also reflect other adjustments as described below. Throughout this press release, the business associated with brands that were in Marriott’s portfolio before the Starwood acquisition are referred to as “Legacy-Marriott”, while the Starwood business and brands that the company acquired are referred to as “Legacy-Starwood.”

Arne M. Sorenson, president and chief executive officer of Marriott International, said, “The company delivered record high fee revenues in 2016, boosted by significant unit growth, RevPAR improvement, outstanding property-level margin gains and the acquisition of Starwood Hotels & Resorts. We added 11 leading brands to our portfolio as a result of the acquisition and welcomed the 6,000th hotel to our system. Together with owners and franchisees, Marriott and Starwood added more than 68,000 rooms during the year and, despite a tightening credit market, drove our pipeline of hotels under development to more than 420,000 rooms.

“Looking ahead, we’ve never been more optimistic about our long-term prospects. Our expected new rooms growth for 2017 remains healthy, customers love our hotels and loyalty programs, and owners and franchisees prefer our portfolio of brands more than ever. Around the globe, Marriott brands represent nearly one in four hotels under construction, and one in three hotels under construction in North America.

“Our strategy of managing and franchising hotels under solid, long-term agreements is proven. Over the years, we’ve shown that this business model delivers meaningful growth in the number and variety of choices for our guests globally, while generating strong sustainable cash flow.

“In 2017, we anticipate growing our rooms distribution by 6 percent, net, and expect that our worldwide systemwide comparable constant dollar RevPAR for the combined portfolio will increase 1/2 to 2 1/2 percent. While we do not assume asset sales in our earnings guidance, we believe assets will be sold in 2017. Not including asset sales, we expect to return $1.5 billion to $2.0 billion to shareholders in share repurchases and dividends in 2017.”

Marriott International GAAP - Financial Results As Reported
Marriott reported net income totaled $244 million in the fourth quarter, a 21 percent increase over 2015 fourth quarter net income of $202 million. Reported diluted earnings per share (EPS) was $0.62 in the quarter, a 19 percent decrease from diluted EPS of $0.77 in the year-ago quarter.

Base management and franchise fees totaled $564 million in the 2016 fourth quarter, compared to $373 million in the year-ago quarter. Of the $191 million year-over-year increase in fees, $174 million relates to Legacy-Starwood results in the quarter.

Fourth quarter worldwide incentive management fees increased to $149 million compared to $81 million in the year-ago quarter. The $68 million increase largely reflects Legacy-Starwood fees in the quarter.

Owned, leased, and other revenue, net of direct expenses, totaled $169 million in the 2016 fourth quarter, compared to $76 million in the year-ago quarter.  The $93 million year-over-year increase includes $77 million of Legacy-Starwood results in the quarter.

Depreciation, amortization, and other expenses totaled $71 million in the fourth quarter compared to $32 million in the year-ago quarter. The year-over-year increase largely reflects $39 million of Legacy-Starwood results in the quarter, including the effect of purchase accounting.

Merger-related costs and charges totaled $136 million in the fourth quarter compared to none in the year-ago quarter. Included in the merger-related costs and charges are $55 million of severance and retention costs, $59 million of integration costs and $22 million of transaction costs.

General, administrative, and other expenses for the 2016 fourth quarter totaled $234 million compared to $188 million in the year-ago quarter.

Interest expense, net totaled $62 million in the fourth quarter compared to $36 million in the year-ago quarter.

Equity in earnings totaled $2 million in the fourth quarter compared to equity in earnings of $3 million in the year-ago quarter.

The provision for income taxes totaled $139 million in the fourth quarter, a 36.3 percent effective tax rate, compared to $82 million in the year-ago quarter.

Full year 2016 reported net income totaled $780 million, a 9 percent decrease from reported 2015 net income of $859 million.

Fourth Quarter 2016 Financial Results As Adjusted Compared to Fourth Quarter 2015 Combined Financial Results
This information is being presented to allow shareholders to more easily compare the 2016 fourth quarter adjusted results with the combined results for the fourth quarter of 2015. The combined results assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015, but use the estimated fair value of assets and liabilities as of the actual closing date of the acquisition.

Combined results discussed in this section make the following assumptions: (1) removes merger-related costs and charges; (2) removes a loss on cumulative translation adjustment related to Starwood's disposition of a hotel property in the 2016 second quarter; (3) adjusts income taxes to reflect the Company's combined 2016 effective tax rate of 32.5 percent; (4) adjusts weighted average shares outstanding to include shares issued to

Starwood shareholders; and (5) adjusts debt to reflect borrowing on the Credit Facility and issuance of Series Q and R Notes on January 1, 2015. Adjusted results for the 2016 fourth quarter exclude merger-related costs and charges. See page A-3 for the calculation of adjusted results, as well as combined results for the year-ago quarter.

Fourth quarter 2016 adjusted net income totaled $334 million, a 15 percent increase over 2015 fourth quarter combined net income of $291 million. Adjusted net income for the fourth quarter of 2016 excludes $136 million ($90 million after-tax) of merger-related costs. Adjusted diluted EPS in the fourth quarter totaled $0.85, a 20 percent increase from combined diluted EPS of $0.71 in the year-ago quarter.

Base management and franchise fees totaled $564 million in the fourth quarter of 2016, a 5 percent increase over combined base management and franchise fees of $538 million in the year-ago quarter. The year-over-year increase largely reflects higher RevPAR and unit growth, partially offset by $3 million of unfavorable foreign exchange.

Fourth quarter incentive management fees decreased to $149 million, compared to combined fees of $150 million in the 2015 fourth quarter. Despite a 70 basis point decrease in worldwide comparable company-operated actual dollar RevPAR in the quarter, incentive fees were roughly flat due to higher property-level margins.

On November 7, the company estimated total fee revenue for the fourth quarter would be $695 million to $705 million. Actual total fee revenue of $713 million in the quarter was higher than estimated, reflecting RevPAR near the high end of the guidance range, as well as better than expected incentive fees.

Owned, leased, and other revenue, net of direct expenses, totaled $169 million, compared to combined revenue, net of expenses of $165 million in the year-ago quarter. The adjusted year-over-year increase largely reflects better results at owned and leased hotels, higher residential and credit card branding fees, partially offset by lower termination fees and the impact of Legacy-Starwood hotels previously sold.

On November 7, the company estimated owned, leased, and other revenue, net of direct expenses, for the fourth quarter would total $150 million to $155 million. Actual results of $169 million in the quarter were higher than estimated largely due to better than expected results at several owned and leased hotels, as well as higher than expected residential and credit card branding fees.

Depreciation, amortization, and other expenses for the 2016 fourth quarter totaled $71 million compared to combined expenses of $81 million in the year-ago quarter. The $10 million decrease year-over-year was largely due to Legacy-Starwood hotels previously sold, as well as properties moved to assets held for sale in the 2016 third quarter.

General, administrative, and other expenses for the 2016 fourth quarter totaled $234 million compared to combined expenses of $284 million in the year-ago quarter. The decrease in expenses year-over-year was largely due to general administrative cost savings, an $8 million favorable legal settlement and $4 million of net foreign exchange gains. On November 7, Marriott estimated general, administrative, and other expenses for the fourth quarter would total approximately $235 million to $240 million.

Interest expense, net totaled $62 million in the fourth quarter compared to combined net expense of $69 million in the year-ago quarter. The decrease was largely due to the maturity of Series G and H Senior Notes.

Equity in earnings totaled $2 million in the fourth quarter compared to combined equity in earnings of $13 million in the year-ago quarter. The 2015 fourth quarter benefited from the reversal of an $11 million litigation reserve.

The adjusted provision for income taxes totaled $185 million in the fourth quarter, a 35.6 percent effective rate, compared to the combined provision for taxes of $139 million in the 2015 fourth quarter. On November 7, Marriott estimated an effective tax rate of 32.5 percent for the quarter. The tax rate was higher than expected largely due to a tax rate change in France and a higher mix of earnings in higher tax rate jurisdictions.

For the fourth quarter, adjusted EBITDA totaled $756 million, an 11 percent increase over fourth quarter 2015 combined adjusted EBITDA of $682 million. Full year 2016 combined adjusted EBITDA totaled $2,987 million, a 9 percent increase over full year

2015 combined adjusted EBITDA of $2,743 million. See page A-12 for the adjusted EBITDA calculation.

Selected Performance Information
Combined information presented in this section assumes Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

The company added 116 new properties (22,043 rooms) to its worldwide lodging portfolio during the 2016 fourth quarter, including W Las Vegas, The Sanya EDITION and the JW Marriott Hotel Singapore South Beach. Ten properties (2,450 rooms) exited the system during the quarter. At year-end, Marriott’s lodging system encompassed 6,080 properties and timeshare resorts with nearly 1,191,000 rooms.

At year-end, the company’s worldwide development pipeline totaled 2,493 properties with more than 420,000 rooms, including 892 properties with roughly 161,000 rooms under construction and 218 properties with nearly 34,000 rooms approved for development, but not yet subject to signed contracts.

In the 2016 fourth quarter, worldwide comparable systemwide constant dollar RevPAR increased 0.8 percent (a 0.3 percent increase using actual dollars). North American comparable systemwide constant dollar RevPAR increased 1.1 percent (a 1.1 percent increase using actual dollars), and international comparable systemwide constant dollar RevPAR increased 0.2 percent (a 1.4 percent decline using actual dollars) for the same period. These RevPAR growth statistics compare the fourth quarter of 2016 to combined comparable systemwide RevPAR for the fourth quarter of 2015.

For full year 2016, worldwide comparable combined systemwide constant dollar RevPAR increased 1.8 percent (a 1.0 percent increase using actual dollars). North American comparable combined systemwide constant dollar RevPAR increased 2.3 percent (a 2.2 percent increase using actual dollars), and international comparable combined systemwide constant dollar RevPAR increased 0.7 percent (a 2.1 percent decline using actual dollars) for the same period.

Worldwide comparable company-operated house profit margins increased 30 basis points in the fourth quarter due to improved productivity and lower utility costs. House profit margins for comparable company-operated properties outside North America were flat, while North American comparable company-operated house profit margins increased 50 basis points in the fourth quarter. These house profit margin statistics compare the fourth quarter of 2016 to combined comparable company-operated house profit margins for the fourth quarter of 2015.

For the full year 2016, worldwide comparable company-operated combined house profit margins increased 50 basis points due to improved productivity and lower utility costs. Full year combined house profit margins for comparable company-operated properties outside North America increased 20 basis points, while North America comparable company-operated combined house profit margins increased 70 basis points from the prior year.

Balance Sheet
At year-end, Marriott’s total debt was $8,506 million and cash balances totaled $858 million, compared to $4,107 million in debt and $96 million of cash at year-end 2015.

Marriott Common Stock
Weighted average fully diluted shares outstanding used to calculate reported diluted EPS totaled 394.0 million in the 2016 fourth quarter. Weighted average fully diluted shares outstanding used to calculate combined diluted EPS totaled 409.5 million in the year-ago quarter.

The company repurchased 4.3 million shares of common stock in the fourth quarter at a cost of $348 million at an average price of $80.11. For full year 2016, Marriott repurchased 8.0 million shares of its stock for $573 million at an average price of $71.55. To date in 2017, the company has repurchased 3.0 million shares for $253 million at an average price of $84.24.

OUTLOOK
The following outlook for the first quarter and full year 2017 does not include merger-related costs, which the company cannot accurately forecast, but expects will be significant on a full-year basis.

Beginning in the first quarter of 2017, branding fees from credit cards and residential sales will be reported in the Franchise fees line on the income statement. Those fees were previously reported in Owned, leased and other revenue. In 2016, combined fees from credit cards and residential sales totaled $52 million in the first quarter and $210 million for the full year. Application fees, relicensing fees and timeshare royalties will continue to be included in the Franchise fees line. Comparisons to prior year combined results throughout this Outlook section reflects this change in reporting. The company is issuing further schedules setting forth combined quarterly and full year combined financial information for both 2015 and 2016 that reflect this change in presentation. Those schedules will be included in a Form 8-K being filed today and will be available on Marriott’s Investor Relations website at http://www.marriott.com/investor once this release has been posted.

In the 2017 first quarter, the company plans to adopt Accounting Standard Update 2016-09 (“ASU 2016-09”), which changes the GAAP reporting of excess tax benefits associated with employee stock-based compensation. For modeling purposes, the company estimates there could be a $41 million tax benefit ($0.10 diluted earnings per share) in 2017. The benefit should be recognized in the 2017 first quarter when most shares vest.

For the 2017 first quarter, Marriott expects comparable systemwide RevPAR on a constant dollar basis for the combined company will increase 1 to 3 percent in North America and worldwide. Outside North America, the company expects comparable systemwide RevPAR on a constant dollar basis for the combined company will increase 1 to 2 percent. The company’s RevPAR guidance for the first quarter reflects the benefit of the U.S. Presidential inauguration and related events at Washington, D. C. hotels and the favorable shift of Easter into the second quarter.

The company assumes first quarter total fee revenue will total $740 million to $750 million, flat to up 1 percent compared to combined first quarter 2016 total fee revenue of $740 million. These fee revenue estimates reflect about $6 million of unfavorable foreign exchange and roughly $7 million of negative impact year-over-year of the leap day in 2016 on base management and franchise fees. The company estimates that incentive management fees will decrease roughly 10 percent year-over-year largely due to deferred fees recognized in the prior year, renovations and timing. Combined fee revenues from credit cards, residential sales, timeshare royalties, application fees and relicensing fees totaled approximately $88 million in the 2016 first quarter and should be flat year-over-year.

Marriott expects first quarter 2017 owned, leased, and other revenue, net of direct expenses, could total $60 million to $70 million, a 19 to 30 percent decrease compared to combined first quarter 2016 results of $86 million. The company estimates that Legacy-Starwood hotels previously sold will negatively impact revenue, net of direct expenses by roughly $4 million in the first quarter of 2017. The first quarter estimate also assumes $13 million of lower termination fees.

The company expects general, administrative, and other expenses will total $225 million to $230 million in the 2017 first quarter, a 7 to 9 percent decline compared to combined 2016 first quarter expenses of $246 million.

For the full year 2017, Marriott expects comparable systemwide RevPAR on a constant dollar basis for the combined company will be flat to up 2 percent in North America. The company expects comparable systemwide RevPAR on a constant dollar basis for the combined company will increase 1 to 3 percent outside North America and 0.5 to 2.5 percent worldwide.

For the combined company, Marriott anticipates gross room additions of 6 percent, net, for full year 2017.

The company assumes full year 2017 total fee revenue will total $3,175 million to $3,245 million, growth of 3 to 6 percent over combined 2016 total fee revenue of $3,072 million.

These fee revenue estimates reflect $20 million to $25 million of unfavorable foreign exchange and roughly $7 million of negative impact year-over-year of the leap day in 2016 on base management and franchise fees. For the full year, the company expects that incentive management fees will be roughly flat compared to the prior year combined total of $562 million, reflecting RevPAR improvement and unit growth offset by renovations, terminations and about $15 million of unfavorable foreign exchange. Combined fee revenues from credit cards, residential sales, timeshare royalties, application fees and relicensing fees totaled approximately $350 million in 2016 and is expected to increase to approximately $400 million in 2017.

Marriott expects full year 2017 owned, leased, and other revenue, net of direct expenses, could total $345 million to $360 million, a 16 to 19 percent decrease compared to combined 2016 results of $426 million. The company estimates that Legacy-Starwood hotels previously sold and lower termination fees should reduce results by roughly $38 million year-over-year. The tough comparison to the Olympics in the prior year and lower results at hotels in New York should negatively impact revenue, net of direct expenses, by approximately $20 million for the full year.

For 2017, the company anticipates general, administrative, and other expenses will total $895 million to $905 million. With the uncertainty around the timing of the closing of the Starwood acquisition, the combined company had a significant number of open positions in 2016. As a result, the company is using a baseline of $1,080 million (equal to combined 2015 general, administrative, and other expenses increased by 4 percent) for purposes of evaluating general, administrative, and other expense synergies from the Starwood acquisition. Using that comparison, the company estimates $175 million to $185 million of synergies will be realized in 2017, increasing steadily throughout the year as integration progresses. The company continues to believe it will achieve a run-rate of $250 million of annual cost synergies.

Marriott expects full year 2017 adjusted EBITDA could total $3,075 million to $3,175 million, a 3 to 6 percent increase compared to full year 2016 combined adjusted EBITDA of $2,987 million. See page A-13 for the adjusted EBITDA calculation. Legacy-

Starwood hotels previously sold contributed roughly $20 million of combined adjusted EBITDA in 2016.

	First Quarter 2017	Full Year 2017
Total fee revenue[1]	$740 million to $750 million	$3,175 million to $3,245 million
Owned, leased and other revenue, net of direct expenses[1]	$60 million to $70 million	$345 million to $360 million
Depreciation, amortization, and other expenses	Approx. $70 million	Approx. $280 million
General, administrative, and other expenses	$225 million to $230 million	$895 million to $905 million
Operating income	$500 million to $525 million	$2,335 million to $2,430 million
Gains and other income	Approx. $0 million	Approx. $0 million
Net interest expense[2]	Approx. $65 million	Approx. $260 million
Equity in earnings (losses)	Approx. $10 million	$35 million to $40 million
Earnings per share[3]	$0.87 to $0.91	$3.79 to $3.97
Tax rate[4]	23.8 percent	30.8 percent
1Beginning in the first quarter of 2017, the company plans to report credit card and residential branding fees in Franchise fee revenue. Those fees have to date been reported in Owned, leased and other revenue. Combined credit card and residential branding fees totaled $52 million in First Quarter 2016 and $210 million for Full Year 2016.
2Net of interest income
3Guidance for both First Quarter 2017 EPS and Full Year 2017 EPS includes the $0.10 expected favorable impact from the adoption of ASU 2016-09.
4The tax rate guidance for both First Quarter 2017 and Full Year 2017 includes the $41 million expected benefit from the adoption of ASU 2016-09, but does not include the impact of merger-related costs that may be incurred. Without the expected benefit from adoption of ASU 2016-09, the anticipated tax rate for both First Quarter 2017 and Full Year 2017 would be 32.7 percent.

The company expects investment spending in 2017 will total approximately $500 million to $700 million, including approximately $175 million for maintenance capital. Investment spending also includes other capital expenditures (including property acquisitions), new mezzanine financing and mortgage notes, contract acquisition costs, and equity and other investments. Assuming this level of investment spending and no asset sales, $1.5 billion to $2.0 billion could be returned to shareholders through share repurchases and dividends in 2017.

The company plans to continue to disclose adjusted results and EBITDA that exclude merger-related costs and charges arising from the Starwood acquisition.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Thursday, February 16, 2017 at 10

a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click the “Recent and Upcoming Events” tab and click on the quarterly conference call link. A replay will be available at that same website until February 16, 2018.
The telephone dial-in number for the conference call is 706-679-3455 and the conference ID is 43530480. A telephone replay of the conference call will be available from 1 p.m. ET, Thursday, February 16, 2017 until 8 p.m. ET, Thursday, February 23, 2017. To access the replay, call 404-537-3406. The conference ID for the recording is 43530480.

Note on forward-looking statements: This press release and accompanying schedules contain “forward-looking statements” within the meaning of federal securities laws, including RevPAR, profit margin and earnings trends, estimates and assumptions; the number of lodging properties we expect to add to or remove from our system in the future; our expectations about investment spending; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including those we identify below and other risk factors that we identify in our most recent quarterly report on Form 10-Q or annual report on Form 10-K. Risks that could affect forward-looking statements in this press release include changes in market conditions; changes in global and regional economies; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; and the extent to which we are able to successfully integrate Starwood, manage our expanded operations, and realize the anticipated benefits of combining Starwood and Marriott. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of February 15, 2017. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Marriott International, Inc. (NASDAQ: MAR) is the world’s largest hotel company based in Bethesda, Maryland, USA, with more than 6,000 properties in 122 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts. The company’s 30 leading brands include: Bulgari®, The Ritz-Carlton® and The Ritz-Carlton Reserve®, St. Regis®, W®, EDITION®, JW Marriott®, The Luxury Collection®, Marriott Hotels®, Westin®, Le Méridien®, Renaissance® Hotels, Sheraton®, Delta Hotels by MarriottSM, Marriott Executive Apartments®, Marriott Vacation Club®, Autograph Collection® Hotels, Tribute Portfolio™, Design Hotels™, Gaylord Hotels®, Courtyard®, Four Points® by Sheraton, SpringHill Suites®, Fairfield Inn & Suites®, Residence Inn®, TownePlace Suites®, AC Hotels by Marriott®, Aloft®, Element®, Moxy® Hotels, and Protea Hotels by Marriott®. The company also operates award-winning loyalty programs: Marriott Rewards®, which includes The Ritz-Carlton

Rewards®, and Starwood Preferred Guest®. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com and @MarriottIntl.

IRPR#1

Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
FOURTH QUARTER 2016 AND 2015
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	December 31, 2016	December 31, 2015	Reported 2016 vs. 2015
REVENUES
Base management fees	$268	$172	56
Franchise fees [1]	296	201	47
Incentive management fees	149	81	84
Total Fees	713	454	57
Owned, leased, and other revenue [2]	536	257	109
Cost reimbursements [3]	4,207	2,995	40
Total Revenues	5,456	3,706	47
OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [4]	367	181	(103)
Reimbursed costs	4,207	2,995	(40)
Depreciation, amortization, and other [5]	71	32	(122)
Merger-related costs and charges	136	—	*
General, administrative, and other [6]	234	188	(24)
Total Expenses	5,015	3,396	(48)
OPERATING INCOME	441	310	42
Gains and other income, net [7]	2	7	(71)
Interest expense	(75)	(46)	(63)
Interest income	13	10	30
Equity in earnings [8]	2	3	(33)
INCOME BEFORE INCOME TAXES	383	284	35
Provision for income taxes	(139)	(82)	(70)
NET INCOME	$244	$202	21
EARNINGS PER SHARE
Earnings per share - basic	$0.63	$0.79	(20)
Earnings per share - diluted	$0.62	$0.77	(19)

Basic Shares	387.9	256.9
Diluted Shares	394.0	262.4

* Calculated percentage is not meaningful.

1	Franchise fees include fees from our franchise agreements. The company currently plans to reclassify branding fees from owned, leased and other revenue beginning in the first quarter of 2017.

2
Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, branding fees, and other revenue. The company currently plans to reclassify branding fees to franchise fees beginning in the first quarter of 2017.

3	Cost reimbursements include reimbursements from properties for company-funded operating expenses.

4	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

5
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

6	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

7
Gains and other income, net includes gains and losses on the sale of real estate, the sale or other-than-temporary impairment of joint ventures and investments, and results from cost method investments.

8	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
FULL YEAR 2016 AND 2015
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Twelve Months Ended	Twelve Months Ended	Better/(Worse)
	December 31, 2016	December 31, 2015	Reported 2016 vs. 2015
REVENUES
Base management fees	$806	$698	15
Franchise fees [1]	988	853	16
Incentive management fees	425	319	33
Total Fees	2,219	1,870	19
Owned, leased, and other revenue [2]	1,307	986	33
Cost reimbursements [3]	13,546	11,630	16
Total Revenues	17,072	14,486	18
OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [4]	900	733	(23)
Reimbursed costs	13,546	11,630	(16)
Depreciation, amortization, and other [5]	168	139	(21)
Merger-related costs and charges	386	—	*
General, administrative, and other [6]	704	634	(11)
Total Expenses	15,704	13,136	(20)
OPERATING INCOME	1,368	1,350	1
Gains and other income, net [7]	5	27	(81)
Interest expense	(234)	(167)	(40)
Interest income	35	29	21
Equity in earnings [8]	10	16	(38)
INCOME BEFORE INCOME TAXES	1,184	1,255	(6)
Provision for income taxes	(404)	(396)	(2)
NET INCOME	$780	$859	(9)
EARNINGS PER SHARE
Earnings per share - basic	$2.68	$3.22	(17)
Earnings per share - diluted	$2.64	$3.15	(16)

Basic Shares	290.9	267.3
Diluted Shares	295.7	272.8

* Calculated percentage is not meaningful.

1	Franchise fees include fees from our franchise agreements. The company currently plans to reclassify branding fees from owned, leased and other revenue beginning in the first quarter of 2017.

2
Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, branding fees, and other revenue. The company currently plans to reclassify branding fees to franchise fees beginning in the first quarter of 2017.

3	Cost reimbursements include reimbursements from properties for company-funded operating expenses.

4	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

5
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

6	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

7
Gains and other income, net includes gains and losses on the sale of real estate, the sale or other-than-temporary impairment of joint ventures and investments, and results from cost method investments.

8	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOURTH QUARTER ADJUSTED 2016 COMPARED TO COMBINED 2015
(in millions except per share amounts, unaudited)

					Percent
	As Reported	Less:	As Adjusted **	Combined [10]	Better/(Worse)
	Three Months Ended	Merger-Related	Three Months Ended	Three Months Ended	Adjusted 2016 vs.
	December 31, 2016	Costs [9]	December 31, 2016	December 31, 2015	Combined 2015
REVENUES
Base management fees	$268	$—	$268	$265	1
Franchise fees [1]	296	—	296	273	8
Incentive management fees	149	—	149	150	(1)
Total Fees	713	—	713	688	4
Owned, leased, and other revenue [2]	536	—	536	565	(5)
Cost reimbursements [3]	4,207	—	4,207	4,321	(3)
Total Revenues	5,456	—	5,456	5,574	(2)
OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [4]	367	—	367	400	8
Reimbursed costs	4,207	—	4,207	4,321	3
Depreciation, amortization, and other [5]	71	—	71	81	12
Merger-related costs and charges	136	136	—	—	—
General, administrative, and other [6]	234	—	234	284	18
Total Expenses	5,015	136	4,879	5,086	4
OPERATING INCOME / (LOSS)	441	(136)	577	488	18
Gains (losses) and other income, net [7]	2	—	2	(2)	200
Interest expense	(75)	—	(75)	(81)	7
Interest income	13	—	13	12	8
Equity in earnings [8]	2	—	2	13	(85)
INCOME / (LOSS) BEFORE INCOME TAXES	383	(136)	519	430	21
(Provision) benefit for income taxes	(139)	46	(185)	(139)	(33)
NET INCOME / (LOSS)	$244	$(90)	$334	$291	15
EARNINGS PER SHARE
Earnings per share - basic	$0.63		$0.86	$0.72	19
Earnings per share - diluted	$0.62		$0.85	$0.71	20

Basic Shares	387.9		387.9	403.0
Diluted Shares	394.0		394.0	409.5

** Denotes non-GAAP financial measures. See pages A-14 and A-15 for more information about these non-GAAP measures.

1	Franchise fees include fees from our franchise agreements. The company currently plans to reclassify branding fees from owned, leased and other revenue beginning in the first quarter of 2017.

2
Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, branding fees, and other revenue. The company currently plans to reclassify branding fees to franchise fees beginning in the first quarter of 2017.

3	Cost reimbursements include reimbursements from properties for company-funded operating expenses.

4	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

5
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

6	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

7
Gains (losses) and other income, net includes gains and losses on the sale of real estate, the sale or other-than-temporary impairment of joint ventures and investments, and results from cost method investments.

8	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

9	The adjusted consolidated statements of income are presented before the impact of merger-related costs.

10	See pages A-14 and A-15 for basis of presentation of combined financial information.

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - COMBINED
FULL YEAR 2016 AND 2015
(in millions except per share amounts, unaudited)

	Combined [9]	Combined [9]	Percent
	Twelve Months Ended	Twelve Months Ended	Better/(Worse)
	December 31, 2016	December 31, 2015	Combined 2016 vs. 2015
REVENUES
Base management fees	$1,072	$1,064	1
Franchise fees [1]	1,228	1,146	7
Incentive management fees	562	529	6
Total Fees	2,862	2,739	4
Owned, leased, and other revenue [2]	2,141	2,251	(5)
Cost reimbursements [3]	17,480	16,936	3
Total Revenues	22,483	21,926	3
OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [4]	1,505	1,663	10
Reimbursed costs	17,480	16,936	(3)
Depreciation, amortization, and other [5]	313	347	10
General, administrative, and other [6]	964	1,039	7
Total Expenses	20,262	19,985	(1)
OPERATING INCOME	2,221	1,941	14
Losses and other income, net [7]	(22)	(3)	(633)
Interest expense	(312)	(314)	1
Interest income	41	34	21
Equity in earnings [8]	25	64	(61)
INCOME BEFORE INCOME TAXES	1,953	1,722	13
Provision for income taxes	(652)	(558)	(17)
NET INCOME	$1,301	$1,164	12
EARNINGS PER SHARE
Earnings per share - basic	$3.35	$2.89	16
Earnings per share - diluted	$3.30	$2.84	16

Basic Shares	388.7	402.9
Diluted Shares	394.4	409.4

1	Franchise fees include fees from our franchise agreements. The company currently plans to reclassify branding fees from owned, leased and other revenue beginning in the first quarter of 2017.

2
Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, branding fees, and other revenue. The company currently plans to reclassify branding fees to franchise fees beginning in the first quarter of 2017.

3	Cost reimbursements include reimbursements from properties for company-funded operating expenses.

4	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

5
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

6	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

7
Losses and other income, net includes gains and losses on the sale of real estate, the sale or other-than-temporary impairment of joint ventures and investments, and results from cost method investments.

8	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

9	See pages A-14 and A-15 for basis of presentation of combined financial information.

Marriott International, Inc.
Total Lodging Products
By Ownership Type
As of December 31, 2016

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Managed	827	250,363	994	271,189	1,821	521,552
JW Marriott Hotels	15	9,695	47	18,925	62	28,620
The Ritz-Carlton Hotels	39	11,410	51	14,474	90	25,884
The Ritz-Carlton Residences	34	4,733	8	416	42	5,149
The Ritz-Carlton Serviced Apartments			5	697	5	697
Luxury Collection	5	2,294	47	8,272	52	10,566
W Hotels	25	7,729	23	5,242	48	12,971
St. Regis	9	1,725	27	6,049	36	7,774
EDITION Hotels	2	567	2	699	4	1,266
EDITION Residences	1	25			1	25
Bulgari Hotels & Resorts			2	117	2	117
Bulgari Residences			1	5	1	5
Marriott Hotels	131	68,440	154	44,547	285	112,987
Sheraton	31	23,654	188	64,088	219	87,742
Westin	48	25,173	68	21,964	116	47,137
Renaissance Hotels	26	11,625	50	16,171	76	27,796
Le Meridien	4	720	75	20,952	79	21,672
Autograph Collection Hotels	3	1,065	4	670	7	1,735
Delta Hotels and Resorts	25	6,764			25	6,764
Gaylord Hotels	5	8,098			5	8,098
Marriott Executive Apartments			28	4,195	28	4,195
Tribute Portfolio			3	515	3	515
Courtyard	256	40,821	78	16,470	334	57,291
Residence Inn	114	17,155	5	517	119	17,672
Fairfield Inn & Suites	6	1,432	10	1,588	16	3,020
SpringHill Suites	30	4,854			30	4,854
Four Points	1	134	58	14,533	59	14,667
TownePlace Suites	15	1,740			15	1,740
Aloft	1	330	23	5,694	24	6,024
Protea Hotels			36	4,201	36	4,201
Element	1	180	1	188	2	368
Franchised	3,592	524,793	414	89,612	4,006	614,405
JW Marriott Hotels	10	4,469	7	1,742	17	6,211
The Ritz-Carlton Hotels	1	429			1	429
The Ritz-Carlton Residences	1	55			1	55
Luxury Collection	9	1,863	33	6,387	42	8,250
Bulgari Hotels & Resorts			1	85	1	85
Marriott Hotels	210	65,271	43	12,491	253	77,762
Sheraton	162	48,025	59	17,519	221	65,544
Westin	75	24,700	23	7,334	98	32,034
Renaissance Hotels	57	16,103	26	7,168	83	23,271
Le Meridien	16	3,753	11	2,873	27	6,626
Autograph Collection Hotels	61	13,234	38	9,622	99	22,856
Delta Hotels and Resorts	12	3,020			12	3,020
Tribute Portfolio	12	4,541	6	282	18	4,823
Courtyard	686	91,559	56	10,745	742	102,304
Residence Inn	611	71,718	2	200	613	71,918
Fairfield Inn & Suites	822	75,000	2	386	824	75,386
SpringHill Suites	329	37,672			329	37,672
Four Points	131	19,996	37	6,010	168	26,006
TownePlace Suites	286	28,512			286	28,512
Aloft	80	11,766	12	1,925	92	13,691
Protea Hotels			51	3,550	51	3,550
Element	19	2,813	2	293	21	3,106
Moxy Hotels	2	294	5	1,000	7	1,294

Marriott International, Inc.
Total Lodging Products
By Ownership Type
As of December 31, 2016

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Owned/Leased	33	10,805	37	10,034	70	20,839
JW Marriott Hotels			1	496	1	496
The Ritz-Carlton Hotels			2	553	2	553
Luxury Collection			3	468	3	468
W Hotels	1	509	2	665	3	1,174
St. Regis	1	238	1	160	2	398
Marriott Hotels	4	2,102	4	1,445	8	3,547
Sheraton	3	2,671	6	2,867	9	5,538
Westin	2	1,832	1	246	3	2,078
Renaissance Hotels	1	310	3	749	4	1,059
Tribute Portfolio	1	135			1	135
Courtyard	19	2,816	3	644	22	3,460
Residence Inn	1	192	1	140	2	332
Protea Hotels			10	1,601	10	1,601
Unconsolidated Joint Ventures	11	1,913	89	11,193	100	13,106
Autograph Collection Hotels			5	348	5	348
AC Hotels by Marriott	11	1,913	84	10,845	95	12,758
Timeshare*	66	17,127	17	3,575	83	20,702
Marriott Vacations Worldwide	48	10,665	14	2,355	62	13,020
Vistana	18	6,462	3	1,220	21	7,682
Grand Total	4,529	805,001	1,551	385,603	6,080	1,190,604

* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.

Marriott International, Inc.
Total Lodging Products
By Brand
As of December 31, 2016

	North America		Total International		Total Worldwide
Total Systemwide	Units	Rooms	Units	Rooms	Units	Rooms
Luxury	153	45,741	263	65,452	416	111,193
JW Marriott Hotels	25	14,164	55	21,163	80	35,327
The Ritz-Carlton Hotels	40	11,839	53	15,027	93	26,866
The Ritz-Carlton Residences	35	4,788	8	416	43	5,204
The Ritz-Carlton Serviced Apartments			5	697	5	697
Luxury Collection	14	4,157	83	15,127	97	19,284
W Hotels	26	8,238	25	5,907	51	14,145
St. Regis	10	1,963	28	6,209	38	8,172
EDITION Hotels	2	567	2	699	4	1,266
EDITION Residences	1	25			1	25
Bulgari Hotels & Resorts			3	202	3	202
Bulgari Residences			1	5	1	5
Upper Upscale	889	331,236	795	236,046	1,684	567,282
Marriott Hotels	345	135,813	201	58,483	546	194,296
Sheraton	196	74,350	253	84,474	449	158,824
Westin	125	51,705	92	29,544	217	81,249
Renaissance Hotels	84	28,038	79	24,088	163	52,126
Le Meridien	20	4,473	86	23,825	106	28,298
Autograph Collection Hotels	64	14,299	47	10,640	111	24,939
Delta Hotels and Resorts	37	9,784			37	9,784
Gaylord Hotels	5	8,098			5	8,098
Marriott Executive Apartments			28	4,195	28	4,195
Tribute Portfolio	13	4,676	9	797	22	5,473
Limited-Service	3,421	410,897	476	80,530	3,897	491,427
Courtyard	961	135,196	137	27,859	1,098	163,055
Residence Inn	726	89,065	8	857	734	89,922
Fairfield Inn & Suites	828	76,432	12	1,974	840	78,406
SpringHill Suites	359	42,526			359	42,526
Four Points	132	20,130	95	20,543	227	40,673
TownePlace Suites	301	30,252			301	30,252
Aloft	81	12,096	35	7,619	116	19,715
AC Hotels by Marriott	11	1,913	84	10,845	95	12,758
Protea Hotels			97	9,352	97	9,352
Element	20	2,993	3	481	23	3,474
Moxy Hotels	2	294	5	1,000	7	1,294
Timeshare*	66	17,127	17	3,575	83	20,702
Marriott Vacations Worldwide	48	10,665	14	2,355	62	13,020
Vistana	18	6,462	3	1,220	21	7,682
Grand Total	4,529	805,001	1,551	385,603	6,080	1,190,604

* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.

MARRIOTT INTERNATIONAL, INC.
COMBINED KEY LODGING STATISTICS
Constant $

Comparable Company-Operated International Properties[1]

	Three Months Ended December 31, 2016 and December 31, 2015
	REVPAR		Occupancy			Average Daily Rate
Region	2016	vs. 2015*	2016	vs. 2015*		2016	vs. 2015*
Greater China	$92.39	0.8%	70.7%	4.3%	pts.	$130.60	-5.4%
Rest of Asia Pacific	$117.34	1.1%	75.8%	1.4%	pts.	$154.83	-0.8%
Asia Pacific	$100.78	0.9%	72.4%	3.4%	pts.	$139.12	-3.8%

Caribbean & Latin America	$137.49	-3.1%	64.3%	-2.1%	pts.	$213.96	0.0%
Europe	$115.09	1.3%	70.1%	0.7%	pts.	$164.15	0.3%
Middle East & Africa	$119.24	-1.1%	67.8%	0.6%	pts.	$175.77	-2.0%

Total International[2]	$110.54	0.2%	70.4%	1.8%	pts.	$157.04	-2.3%

Worldwide[3]	$125.53	0.4%	71.0%	0.7%	pts.	$176.75	-0.6%

Comparable Systemwide International Properties[1]

	Three Months Ended December 31, 2016 and December 31, 2015
	REVPAR		Occupancy			Average Daily Rate
Region	2016	vs. 2015*	2016	vs. 2015*		2016	vs. 2015*
Greater China	$92.84	0.5%	70.6%	4.1%	pts.	$131.59	-5.3%
Rest of Asia Pacific	$119.26	0.9%	75.2%	0.9%	pts.	$158.54	-0.3%
Asia Pacific	$103.69	0.7%	72.5%	2.8%	pts.	$143.08	-3.2%

Caribbean & Latin America	$106.02	-2.6%	60.8%	-1.0%	pts.	$174.34	-1.0%
Europe	$110.24	1.7%	70.8%	1.2%	pts.	$155.77	0.0%
Middle East & Africa	$114.01	-1.1%	67.3%	0.5%	pts.	$169.39	-1.8%

Total International[2]	$107.28	0.2%	69.7%	1.5%	pts.	$153.99	-1.9%

Worldwide[3]	$107.95	0.8%	69.6%	0.4%	pts.	$155.14	0.3%

* The 2015 statistics used to calculate change from the 2015 period to the 2016 period assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

1	International includes properties located outside the United States and Canada.

2
Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, EDITION, Bulgari Hotels & Resorts, Marriott Hotels, Sheraton, Westin, Renaissance Hotels, Autograph Collection Hotels, Protea Hotels, Le Meridien, Courtyard, Residence Inn, Fairfield Inn & Suites, Four Points, Aloft Hotels, and AC Hotels by Marriott. Systemwide also includes Element Hotels and Moxy Hotels.

3
Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, EDITION, Bulgari Hotels & Resorts, Marriott Hotels, Sheraton, Westin, Renaissance Hotels, Autograph Collection Hotels, Protea Hotels, Gaylord Hotels, Le Meridien, Tribute Portfolio, Courtyard, Residence Inn, Fairfield Inn & Suites, SpringHill Suites, TownePlace Suites, Four Points, Aloft Hotels, and AC Hotels by Marriott. Systemwide also includes Element Hotels and Moxy Hotels.

MARRIOTT INTERNATIONAL, INC.
COMBINED KEY LODGING STATISTICS
Constant $

Comparable Company-Operated International Properties [1]
	Twelve Months Ended December 31, 2016 and December 31, 2015*
	REVPAR		Occupancy			Average Daily Rate
Region	2016	vs. 2015	2016	vs. 2015		2016	vs. 2015
Greater China	$89.17	0.4%	67.5%	3.7%	pts.	$132.16	-5.1%
Rest of Asia Pacific	$112.69	3.7%	75.2%	3.0%	pts.	$149.80	-0.5%
Asia Pacific	$97.08	1.6%	70.1%	3.4%	pts.	$138.52	-3.4%

Caribbean & Latin America	$139.69	0.4%	65.3%	-0.9%	pts.	$213.99	1.8%
Europe	$124.87	0.8%	71.8%	-0.5%	pts.	$173.84	1.5%
Middle East & Africa	$106.49	-3.8%	64.6%	0.6%	pts.	$164.90	-4.8%

Total International[2]	$109.05	0.3%	69.2%	1.6%	pts.	$157.69	-2.1%

Worldwide[3]	$128.37	1.6%	72.5%	1.1%	pts.	$177.11	0.1%

Comparable Systemwide International Properties [1]
	Twelve Months Ended December 31, 2016 and December 31, 2015*
	REVPAR		Occupancy			Average Daily Rate
Region	2016	vs. 2015	2016	vs. 2015		2016	vs. 2015
Greater China	$89.33	0.2%	67.2%	3.5%	pts.	$132.92	-5.1%
Rest of Asia Pacific	$114.07	4.0%	74.4%	2.4%	pts.	$153.35	0.7%
Asia Pacific	$99.50	2.0%	70.2%	3.1%	pts.	$141.82	-2.5%

Caribbean & Latin America	$116.98	-0.4%	63.5%	0.0%	pts.	$184.29	-0.3%
Europe	$114.62	1.4%	70.6%	0.1%	pts.	$162.34	1.3%
Middle East & Africa	$102.09	-3.5%	64.2%	0.4%	pts.	$159.12	-4.1%

Total International[2]	$106.39	0.7%	68.5%	1.4%	pts.	$155.31	-1.5%

Worldwide[3]	$113.50	1.8%	72.5%	0.6%	pts.	$156.53	1.0%

* The full year 2016 statistics, as well as the 2015 statistics used to calculate change from the 2015 period to the 2016 period, assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

1	International includes properties located outside the United States and Canada.

2
Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, EDITION, Bulgari Hotels & Resorts, Marriott Hotels, Sheraton, Westin, Renaissance Hotels, Autograph Collection Hotels, Protea Hotels, Le Meridien, Courtyard, Residence Inn, Fairfield Inn & Suites, Four Points, Aloft Hotels, and AC Hotels by Marriott. Systemwide also includes Element Hotels and Moxy Hotels.

3
Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, EDITION, Bulgari Hotels & Resorts, Marriott Hotels, Sheraton, Westin, Renaissance Hotels, Autograph Collection Hotels, Protea Hotels, Gaylord Hotels, Le Meridien, Tribute Portfolio, Courtyard, Residence Inn, Fairfield Inn & Suites, SpringHill Suites, TownePlace Suites, Four Points, Aloft Hotels, and AC Hotels by Marriott. Systemwide also includes Element Hotels and Moxy Hotels.

MARRIOTT INTERNATIONAL, INC.
COMBINED KEY LODGING STATISTICS
Constant $

Comparable Company-Operated North American Properties[1]

	Three Months Ended December 31, 2016 and December 31, 2015
	REVPAR		Occupancy			Average Daily Rate
Brand	2016	vs. 2015*	2016	vs. 2015*		2016	vs. 2015*
JW Marriott Hotels	$179.45	3.2%	73.0%	1.5%	pts.	$245.66	1.0%
The Ritz-Carlton	$241.05	3.2%	68.6%	0.7%	pts.	$351.28	2.1%
W Hotels	$246.64	-1.1%	80.2%	0.8%	pts.	$307.71	-2.0%
Composite North American Luxury[2]	$238.36	2.3%	73.3%	1.1%	pts.	$325.13	0.8%
Marriott Hotels	$135.69	-0.9%	70.5%	-0.4%	pts.	$192.47	-0.4%
Sheraton Hotels	$144.61	0.2%	72.1%	-2.0%	pts.	$200.70	3.0%
Westin Hotels	$159.66	-1.1%	73.3%	-1.6%	pts.	$217.97	1.1%
Composite North American Upper Upscale[3]	$143.03	-0.3%	71.9%	-0.7%	pts.	$198.87	0.7%
Composite North American Full-Service[4]	$160.65	0.4%	72.2%	-0.4%	pts.	$222.57	0.9%
Courtyard	$94.56	0.2%	68.4%	-0.8%	pts.	$138.35	1.4%
Residence Inn	$108.67	3.0%	75.2%	0.2%	pts.	$144.56	2.8%
Composite North American Limited-Service[5]	$97.36	1.2%	70.5%	-0.5%	pts.	$138.10	1.8%
Composite - All	$140.35	0.5%	71.6%	-0.4%	pts.	$195.91	1.1%

Comparable Systemwide North American Properties[1]

	Three Months Ended December 31, 2016 and December 31, 2015
	REVPAR		Occupancy			Average Daily Rate
Brand	2016	vs. 2015*	2016	vs. 2015*		2016	vs. 2015*
JW Marriott Hotels	$169.31	1.9%	71.9%	0.9%	pts.	$235.33	0.6%
The Ritz-Carlton	$241.05	3.2%	68.6%	0.7%	pts.	$351.28	2.1%
W Hotels	$246.64	-1.1%	80.2%	0.8%	pts.	$307.71	-2.0%
Composite North American Luxury[2]	$227.14	2.0%	72.8%	0.9%	pts.	$311.92	0.7%
Marriott Hotels	$113.78	-0.2%	67.4%	0.0%	pts.	$168.91	-0.2%
Sheraton Hotels	$107.68	0.9%	68.2%	-0.8%	pts.	$157.97	2.0%
Westin Hotels	$143.36	-0.1%	71.7%	-1.1%	pts.	$200.02	1.5%
Composite North American Upper Upscale[3]	$122.03	0.6%	69.3%	-0.2%	pts.	$176.13	0.9%
Composite North American Full-Service[4]	$133.08	0.9%	69.7%	-0.1%	pts.	$191.06	1.0%
Courtyard	$91.89	0.6%	67.8%	-0.4%	pts.	$135.45	1.2%
Residence Inn	$104.05	2.0%	74.6%	-0.1%	pts.	$139.49	2.1%
Fairfield Inn	$71.11	1.4%	65.4%	-0.1%	pts.	$108.68	1.5%
Composite North American Limited-Service[5]	$88.22	1.3%	69.5%	-0.2%	pts.	$127.01	1.6%
Composite - All	$108.23	1.1%	69.5%	-0.1%	pts.	$155.62	1.3%

* The 2015 statistics used to calculate change from the 2015 period to the 2016 period assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

1	Includes properties located in the United States and Canada.

2	Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.

3	Includes Marriott Hotels, Sheraton, Westin, Renaissance Hotels, Autograph Collection Hotels, Gaylord Hotels, Le Meridien, and Tribute Portfolio.

4	Includes Composite North American Luxury and Composite North American Upper Upscale.

5	Includes Courtyard, Residence Inn, Fairfield Inn & Suites, SpringHill Suites, and TownePlace Suites. Systemwide also includes Four Points, Aloft Hotels and Element Hotels.

MARRIOTT INTERNATIONAL, INC.
COMBINED KEY LODGING STATISTICS
Constant $

Comparable Company-Operated North American Properties[1]

	Twelve Months Ended December 31, 2016 and December 31, 2015*
	REVPAR		Occupancy			Average Daily Rate
Brand	2016	vs. 2015	2016	vs. 2015		2016	vs. 2015
JW Marriott Hotels	$187.02	4.0%	76.8%	2.2%	pts.	$243.57	1.1%
The Ritz-Carlton	$252.40	3.6%	71.9%	1.0%	pts.	$350.99	2.2%
W Hotels	$239.94	-2.2%	81.7%	0.2%	pts.	$293.82	-2.5%
Composite North American Luxury[2]	$242.10	2.8%	76.3%	1.4%	pts.	$317.13	0.9%
Marriott Hotels	$144.94	2.4%	75.4%	0.7%	pts.	$192.23	1.4%
Sheraton Hotels	$149.49	2.1%	76.5%	-0.5%	pts.	$195.40	2.7%
Westin Hotels	$167.21	0.9%	77.4%	-0.6%	pts.	$216.07	1.7%
Composite North American Upper Upscale[3]	$149.92	2.3%	76.1%	0.3%	pts.	$196.98	1.8%
Composite North American Full-Service[4]	$166.97	2.4%	76.2%	0.5%	pts.	$219.25	1.7%
Courtyard	$103.65	2.2%	73.1%	0.3%	pts.	$141.83	1.7%
Residence Inn	$118.14	3.8%	79.0%	0.6%	pts.	$149.56	3.0%
Composite North American Limited-Service[5]	$106.20	2.8%	75.0%	0.5%	pts.	$141.68	2.1%
Composite - All	$147.48	2.5%	75.8%	0.5%	pts.	$194.64	1.8%

Comparable Systemwide North American Properties[1]

	Twelve Months Ended December 31, 2016 and December 31, 2015*
	REVPAR		Occupancy			Average Daily Rate
Brand	2016	vs. 2015	2016	vs. 2015		2016	vs. 2015
JW Marriott Hotels	$178.91	3.5%	76.0%	1.3%	pts.	$235.47	1.8%
The Ritz-Carlton	$252.40	3.6%	71.9%	1.0%	pts.	$350.99	2.2%
W Hotels	$239.94	-2.2%	81.7%	0.2%	pts.	$293.82	-2.5%
Composite North American Luxury[2]	$231.99	2.8%	76.0%	1.2%	pts.	$305.36	1.2%
Marriott Hotels	$124.39	2.0%	72.4%	0.3%	pts.	$171.92	1.5%
Sheraton Hotels	$115.58	2.4%	73.3%	0.3%	pts.	$157.73	2.0%
Westin Hotels	$152.94	2.4%	76.9%	0.1%	pts.	$198.98	2.3%
Composite North American Upper Upscale[3]	$130.44	2.5%	73.9%	0.4%	pts.	$176.52	1.9%
Composite North American Full-Service[4]	$141.11	2.6%	74.1%	0.5%	pts.	$190.41	1.9%
Courtyard	$101.49	1.9%	72.9%	0.0%	pts.	$139.24	1.9%
Residence Inn	$112.78	2.4%	79.0%	-0.1%	pts.	$142.78	2.6%
Fairfield Inn	$77.96	1.2%	70.1%	-0.5%		$111.20	1.9%
Composite North American Limited-Service[5]	$96.62	2.0%	74.2%	0.0%	pts.	$130.15	2.0%
Composite - All	$116.47	2.3%	74.2%	0.2%	pts.	$157.00	2.0%

* The full year 2016 statistics, as well as the 2015 statistics used to calculate change from the 2015 period to the 2016 period, assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

1	Includes properties located in the United States and Canada.

2	Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.

3	Includes Marriott Hotels, Sheraton, Westin, Renaissance Hotels, Autograph Collection Hotels, Gaylord Hotels, Le Meridien, and Tribute Portfolio.

4	Includes Composite North American Luxury and Composite North American Upper Upscale.

5	Includes Courtyard, Residence Inn, Fairfield Inn & Suites, SpringHill Suites, and TownePlace Suites. Systemwide also includes Four Points, Aloft Hotels and Element Hotels.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
COMBINED ADJUSTED EBITDA/ ADJUSTED EBITDA
($ in millions)

	Fiscal Year 2016
	Combined [1] First Quarter	Combined [1] Second Quarter	Combined [1] Third Quarter	Adjusted [2] Fourth Quarter	Combined Total
Net income[2]	$290	$333	$344	$334	$1,301
Interest expense	77	79	81	75	312
Tax provision	140	161	166	185	652
Depreciation and amortization	82	79	81	71	313
Depreciation classified in reimbursed costs	32	33	34	33	132
Interest expense from unconsolidated joint ventures	4	4	4	4	16
Depreciation and amortization from unconsolidated joint ventures	11	11	13	10	45
EBITDA **	636	700	723	712	2,771

Loss on asset dispositions and impairments, net	—	23	—	—	23
Share-based compensation (including share-based compensation reimbursed by third-party owners)	47	50	52	44	193
Adjusted EBITDA **	$683	$773	$775	$756	$2,987

Increase over 2015 Combined Adjusted EBITDA **	3%	7%	14%	11%	9%

	Fiscal Year 2015[1]
	Combined First Quarter	Combined Second Quarter	Combined Third Quarter	Combined Fourth Quarter	Combined Total
Net income [2]	$272	$326	$275	$291	$1,164
Interest expense	75	77	81	81	314
Tax provision	131	156	132	139	558
Depreciation and amortization	83	91	80	81	335
Depreciation classified in reimbursed costs	30	31	32	32	125
Interest expense from unconsolidated joint ventures	4	4	5	3	16
Depreciation and amortization from unconsolidated joint ventures	12	8	11	11	42
EBITDA **	607	693	616	638	2,554

EDITION impairment charge	12	—	—	—	12
Loss (gain) on asset dispositions and impairments, net	—	22	14	(7)	29
Gain on redemption of preferred equity ownership interest	—	(41)	—	—	(41)
Share-based compensation (including share-based compensation reimbursed by third-party owners)	43	48	47	51	189
Adjusted EBITDA **	$662	$722	$677	$682	$2,743

**	Denotes non-GAAP financial measures. Please see pages A-14 and A-15 for information about our reasons for providing these alternative financial measures and the limitations on their use.

1	See pages A-14 and A-15 for basis of presentation of combined financial information.

2
For the 2016 fourth quarter, see page A-3 for a reconciliation of net income to adjusted net income. For other periods presented, see pages A-14 and A-15 for a reconciliation to pro forma net income calculated in accordance with Article 11 of Regulation S-X.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FULL YEAR 2017
($ in millions)

	Range
	Estimated Fiscal Year 2017		Combined Fiscal Year 2016[1]
Net income [2]	$1,461	$1,529	$1,301
Interest expense	300	300	312
Tax provision	649	681	652
Depreciation and amortization	280	280	313
Depreciation classified in Reimbursed costs	145	145	132
Interest expense from unconsolidated joint ventures	10	10	16
Depreciation and amortization from unconsolidated joint ventures	40	40	45
EBITDA **	2,885	2,985	2,771

Loss (gain) on asset dispositions and impairments, net	—	—	23
Share-based compensation (including share-based compensation reimbursed by third-party owners)	190	190	193
Adjusted EBITDA **	$3,075	$3,175	$2,987

Increase over 2016 Combined Adjusted EBITDA **	3%	6%

** Denotes non-GAAP financial measures. See pages A-14 and A-15 for information about our reasons for providing these alternative financial measures and the limitations on their use.

1	See pages A-14 and A-15 for basis of presentation of combined financial information and a reconciliation to pro forma net income calculated in accordance with Article 11 of Regulation S-X.

2	Estimated 2017 net income excludes merger-related costs, which the company cannot accurately forecast, but expects will be significant on a full-year basis.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Combined Financial Information. The unaudited combined financial information presented on pages A-3, A-4, A-12, and A-13 give effect to Marriott's acquisition of Starwood, and Starwood's sale of its timeshare business, as if these two transactions (the "Transactions") had occurred on January 1, 2015, and are presented to facilitate comparisons with our results following the acquisition of Starwood. The unaudited combined financial information also uses the estimated fair value of assets and liabilities on September 23, 2016, the closing date of the acquisition, and makes the following assumptions: (1) removes merger-related costs and charges; (2) removes a loss on cumulative translation adjustment related to Starwood's disposition of a hotel property in the 2016 second quarter; (3) adjusts income taxes to reflect the Company's combined 2016 effective tax rate of 32.5%; (4) adjusts weighted-average shares outstanding to include shares issued to Starwood shareholders; and (5) adjusts debt to reflect borrowing on the Credit Facility and issuance of Series Q and R Notes on January 1, 2015.

The 2016 fourth quarter adjusted net income presented herein represents reported net income adjusted to eliminate merger-related costs, net of tax at the actual effective tax rate.

Marriott presents the combined financial information for informational purposes only and the combined financial information is not necessarily indicative of what the combined company’s results of operations would actually have been had the Transactions been completed on the date indicated. In addition, the combined financial information does not purport to project the future operating results of the combined company.

Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”), Combined EBITDA, Adjusted EBITDA, and Combined Adjusted EBITDA. EBITDA and Combined EBITDA reflect adjusted net income or combined net income, as applicable, excluding the impact of interest expense, depreciation, amortization, and provision for income taxes. Our non-GAAP measures of Adjusted EBITDA and Combined Adjusted EBITDA further adjust EBITDA or Combined EBITDA, respectively, to exclude the following items: (1) gains and losses on asset dispositions and impairments; (2) the pre-tax EDITION impairment charges in the 2015 first quarter; (3) the pre-tax preferred equity investment gain in the 2015 second quarter; and (4) share-based compensation expense for all periods presented.

Combined net income on pages A-3, A-4, A-12, and A-13 includes additional adjustments that are not prescribed by Article 11 of Regulation S-X. The following tables present reconciliations of pro forma net income in accordance with Article 11 to combined net income. (For the 2016 fourth quarter, see page A-3 for a reconciliation of GAAP net income to adjusted net income.)

	2016
(in millions)	First Quarter	Second Quarter	Third Quarter
Pro forma net income under Article 11	$291	$209	$179
Merger-related costs and charges	3	16	220
Income taxes (1)	(4)	17	(55)
Loss on cumulative translation adjustment	—	91	—
Combined net income	$290	$333	$344

	2015
(in millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Pro forma net income under Article 11	$264	$335	$280	$306
Merger-related costs and charges	16	8	3	5
Income taxes (1)	(8)	(17)	(8)	(20)
Combined net income	$272	$326	$275	$291

(1)
Combined net income applies an effective income tax rate of 32.5% for all periods presented. For pro forma net income under Article 11, we applied the historical effective tax rates for Marriott and Starwood.

We believe that Adjusted EBITDA and Combined Adjusted EBITDA are meaningful indicators of our operating performance because they permit period-over-period comparisons of our ongoing core operations before these items and facilitate our comparison of results before these items with results from other lodging companies. We use such measures to evaluate companies because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA and Combined EBITDA also exclude depreciation and amortization expense which we report under “Depreciation, amortization, and other” as well as depreciation included under “Reimbursed costs” in our Combined Consolidated Statements of Income, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We also excluded share-based compensation expense in all periods presented in order to address considerable variability among companies in recording compensation expense because companies use share-based payment awards differently, both in the type and quantity of awards granted.

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR may not be comparable to similarly titled measures, such as revenues. We calculate RevPAR by dividing room sales (recorded in local currency) for comparable properties by room nights available for the period. We present growth in both comparative Legacy-Marriott RevPAR and comparative pro forma combined company RevPAR on a constant dollar basis, which we calculate by applying exchange rates for the current period to each period presented. We believe constant dollar analysis provides valuable information regarding our properties’ performance as it removes currency fluctuations from the presentation of such results.